Exhibit 99.1

Contact:	LeAnne Zumwalt
Investor Relations
DaVita Inc.
(650) 696-8910

DAVITA COMPLETES OFFERING OF $400 MILLION SENIOR NOTES

El Segundo, California, February 23, 2007 – DaVita Inc. (NYSE: DVA), today announced that it has completed the offering of $400 million aggregate principal amount of senior notes due in 2013. The senior notes are part of the same series of debt securities as the $500 million aggregate principal amount of 6 5/8% senior notes that were issued in March 2005. The senior notes and the senior subordinated notes (“the notes”) were sold in an unregistered offering pursuant to Rule 144A and Regulation S under the Securities Act of 1933. The notes have not been registered under the Securities Act of 1933 or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act of 1933 and any applicable state securities laws. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the notes.

DaVita is a leading provider of dialysis services for patients suffering from chronic kidney failure. The Company provides services at kidney dialysis centers and home dialysis programs domestically in 42 states, as well as Washington, D.C. As of December 31, 2006, DaVita operated or managed approximately 1,300 outpatient facilities serving approximately 103,000 patients.

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